UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___*)


                                  AppNet, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0001066197
          ------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]      Rule 13d-1(b)

             [ ]      Rule 13d-1(c)

             [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 14 Pages

--------------------------------------------
CUSIP No. 0001066197
--------------------------------------------


========= ======================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          GTCR FUND VI, L.P.
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                      (a) [ ]
                                                                   (b) [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
========= ============= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  10,568,105 (see item 4)
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               10,568,105 (see item 4)
========= ======================================================================
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,568,105 (see item 4)
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          34.0%
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
========= ======================================================================


                               Page 2 of 14 Pages

--------------------------------------------
CUSIP No. 0001066197
--------------------------------------------


========= ======================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          GTCR VI Executive Fund, L.P.
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                     (a)  [ ]
                                                                  (b)  [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
======================= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  75,763 (see item 4)
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               75,763 (see item 4)
========= ======================================================================
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          75,763 (see item 4)
========= ======================================================================
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.24%
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
========= ======================================================================

                               Page 3 of 14 Pages

--------------------------------------------
CUSIP No. 0001066197
--------------------------------------------


========= ======================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          GTCR Associates VI
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                     (a)  [ ]
                                                                  (b)  [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
========= ============= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  23,927 (see item 4)
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               23,927 (see item 4)
========= ======================================================================
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          23,927 (see item 4)
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.07%
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
========= ======================================================================

                               Page 4 of 14 Pages

--------------------------------------------
CUSIP No. 0001066197
--------------------------------------------


========= ======================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          GTCR Partners VI, L.P.
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                   (a)  [ ]
                                                                (b)  [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
========= ============= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  10,667,795 (see item 4)
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               10,667,795 (see item 4)
========= ======================================================================
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,667,795 (see item 4)
========= ======================================================================
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          34.3%
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
========= ======================================================================

                               Page 5 of 14 Pages

--------------------------------------------
CUSIP No. 0001066197
--------------------------------------------


========= ======================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          GTCR Golder Rauner, LLC
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                       (a) [ ]
                                                                    (b) [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
========= ============= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  10,667,795 (see item 4)
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               10,667,795 (see item 4)
========= ======================================================================
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,667,795 (see item 4)
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          34.3%
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO
========= ======================================================================

                               Page 6 of 14 Pages

--------------------------------------------
CUSIP No. 0001066197
--------------------------------------------


          Item 1(a).   Name of Issuer:
                       AppNet, Inc.

          Item 1(b).   Address of Issuer's Principal Executive Offices:
                       6707 Democracy Boulevard
                       Bethesda, MD  20817

          Item 2(a).   Name of Person Filing:
                       This statement is filed jointly by each of the following persons pursuant to Rule 13d-1(k) promulgated under
                       Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) GTCR FUND VI, L.P., a Delaware limited partnership (the "Fund"), by virtue of its direct beneficial ownership of Common Stock; (ii) GTCR VI Executive Fund, L.P., a Delaware limited partnership (the "Executive Fund"), by virtue of its direct beneficial ownership of Common Stock; (iii) GTCR Associates VI ("Associates"), a general partnership, by virtue of its direct beneficial ownership of Common Stock; (iv) GTCR Partners VI, L.P., a Delaware limited partnership ("Partners"), by virtue of its being the general partner of each of the Fund and the Executive Fund and the managing general partner of Associates ; and
                       (v) GTCR Golder Rauner, LLC, a Delaware limited liability corporation ("Golder Rauner"), by virtue of its being the general partner of Partners.

          Item 2(b).   Address of Principal Business Office or, if none,
                       Residence:
                       6100 Sears tower
                       Chicago, Illinois 60606

          Item 2(c).   Citizenship:
                       The Fund, the Executive Fund, Associates and Partners are limited partnerships organized under the laws of the State of Delaware. Golder Rauner is a limited liability corporation organized under the laws of the State of Delaware.

          Item 2(d).   Title of Class of Securities:
                       Common Stock

          Item 2(e).   CUSIP Number:
                       0001066197


                               Page 7 of 14 Pages

--------------------------------------------
CUSIP No. 0001066197
--------------------------------------------


          Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                      Not applicable

          Item 4.     Ownership (as of December 31, 1999)

                      (a)-(b)

                      As of December 31, 1999, the Fund was the registered owner of 10,568,105 shares of the Issuer's Common Stock, or approximately 34% of the outstanding Common Stock, the Executive Fund was the registered owner of 75,763 shares of the Issuer's Common Stock, or approximately 0.24% of the outstanding Common Stock, and Associates was the registered owner of 23,927 shares of the Issuer's Common Stock, or approximately 0.07% of the outstanding Common Stock. By virtue of the relationship between the Fund, Executive Fund and Associates and Partners and Golder Rauner, each of Partners and Golder Rauner may be deemed to possess indirect beneficial ownership of and share the power to vote or direct the vote of the shares of Common Stock beneficially owned by the Fund, Executive Fund and Associates, which represent an aggregate of 10,667,795 shares of the Issuer's Common Stock or approximately 34.3% of the outstanding Common Stock. The filing of this statement by Partners and Golder Rauner shall not be construed as an admission that either Partners or Golder Rauner is for the purposes of Section 13(d) or Section 13(g) of the Exchange Act, the beneficial owner of (or possesses the power to vote or direct the vote of) any securities covered by this statement.

                      (c)

                                                           Sole         Shared         Sole        Shared
                       Reporting                          Voting        Voting     Dispositive   Dispositive
                       Person                              Power        Power         Power         Power

                       GTCR FUND VI, L.P.                    0         10,568,105       0         10,568,105
                       GTCR VI Executive Fund, L.P.          0             75,763       0             75,763
                       GTCR Associates VI                    0             23,927       0             23,927
                       GTCR Partners VI, L.P.                0         10,667,795       0         10,667,795
                       GTCR Golder Rauner, LLC               0         10,667,795       0         10,667,795

          Item 5.     Ownership of Five Percent or Less of a Class.
                      Not applicable

          Item 6.     Ownership of More than Five Percent on Behalf of Another
                      Person.
                      Not applicable


                               Page 8 of 14 Pages

--------------------------------------------
CUSIP No. 0001066197
--------------------------------------------



          Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                       Not applicable

          Item 8.      Identification and Classification of Members of the
                       Group.
                       Not applicable

          Item 9.      Notice of Dissolution of Group.
                       Not applicable

          Item 10.     Certification.
                       Not applicable






                               Page 9 of 14 Pages

--------------------------------------------
CUSIP No. 0001066197
--------------------------------------------


                                 SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000         GTCR FUND VI, L.P.

                                 By:    GTCR Partners VI, L.P., its general
                                         partner

                                 By:    GTCR Golder Rauner, LLC, its general
                                         partner


                                 By:    /s/ Bruce V. Rauner
                                        Name:    Bruce V. Rauner
                                        Title:   Principal


                                 GTCR VI Executive Fund, L.P.

                                 By:    GTCR Partners VI, L.P., its general
                                         partner

                                 By:    GTCR Golder Rauner, LLC, its general
                                         partner


                                 By:    /s/ Bruce V. Rauner
                                        Name:    Bruce V. Rauner
                                        Title:   Principal


                                 GTCR Associates VI

                                 By:    GTCR Partners VI, L.P., its managing
                                         general partner

                                 By:    GTCR Golder Rauner, LLC, its general
                                         partner


                                 By:    /s/ Bruce V. Rauner
                                        Name:    Bruce V. Rauner
                                        Title:   Principal


                               Page 10 of 14 Pages

                                 GTCR Partners VI, L.P.

                                 By:    GTCR Golder Rauner, LLC, its general
                                         partner


                                 By:    /s/ Bruce V. Rauner
                                        Name:    Bruce V. Rauner
                                        Title:   Principal


                                 GTCR Golder Rauner, LLC


                                 By:    /s/ Bruce V. Rauner
                                        Name:    Bruce V. Rauner
                                        Title:   Principal


                               Page 11 of 14 Pages

Exhibits

1 Agreement of Joint Filing, dated February 10, 2000, among GTCR FUND VI, L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI, GTCR Partners VI, L.P. and GTCR Golder Rauner, LLC.





                               Page 12 of 14 Pages